Exhibit (a)(1)(E)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

NUMERICAL TECHNOLOGIES, INC.

at

$7.00 Net Per Share

by

NEON ACQUISITION CORPORATION

a wholly owned subsidiary of

SYNOPSYS, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON THURSDAY, FEBRUARY 20, 2003,
UNLESS THE OFFER IS EXTENDED.

January 23, 2003

To Our Clients:

Enclosed for your information is an Offer to Purchase, dated January 23, 2003 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with the Offer to Purchase, as amended or supplemented from time to time, collectively constitute the “Offer”), relating to the Offer by Neon Acquisition Corporation, a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Synopsys, Inc., a Delaware corporation (“Synopsys”), to purchase all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Numerical Technologies, Inc., a Delaware corporation (the “Company”), at $7.00 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer. Also enclosed is a letter to stockholders of the Company from the interim President and Chief Executive Officer of the Company, accompanied by the Company’s Solicitation/Recommendation Statement on Schedule 14D-9.

We are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish to tender any or all of the Shares held by us for your account, pursuant to the terms and conditions set forth in the Offer.

Your attention is directed to the following:

1.  The offer price is $7.00 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions of the Offer.

2.  The Offer is being made for all of the outstanding Shares.

3.  The Offer is being made pursuant to a Merger Agreement (the “Merger Agreement”), dated as of January 12, 2003, among Synopsys, Purchaser and the Company, pursuant to which, after completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company, with the Company as the surviving corporation (the “Merger”), and each issued and outstanding Share (other than Shares owned by Synopsys or the Company or any wholly owned subsidiary of Synopsys or the Company or held by stockholders who properly exercise dissenters’ rights) will, by virtue of the

Merger, and without any action on the part of the holder thereof, be canceled and converted into the right to receive an amount in cash, without interest, equal to the per Share price paid pursuant to the Offer upon the surrender of the certificate formerly representing such Share.

4.  The Board of Directors of the Company has unanimously approved the Merger Agreement, the Offer and the Merger, determined that the Offer and the Merger are advisable and fair to, and in the best interests of, the holders of Shares and unanimously recommends that stockholders accept the Offer and tender their Shares pursuant to the Offer and approve the Merger Agreement.

5.  The Offer is subject to the conditions, among others, that (a) prior to the expiration of the Offer there have been validly tendered in the Offer and not properly withdrawn that number of Shares which, together with the number of Shares, if any, then beneficially owned by Synopsys or Purchaser, represents at least a majority of the total number of outstanding Shares on a fully diluted basis (which shall mean, as of any time, the number of Shares outstanding, together with all Shares which the Company may be required to issue pursuant to any then outstanding warrants, options, benefit plans or obligations or otherwise, whether or not vested or then exercisable) on the date Shares are accepted for payment, and (b) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to the purchase of Shares pursuant to the Offer or to the Merger or any similar national antitrust or competition laws or foreign investment regulations having expired or been terminated. The Offer is also subject to certain other terms and conditions set forth in Section 13 of the Offer to Purchase.

6.  The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Thursday, February 20, 2003, or if the Offer is extended, the latest time and date at which the Offer, as so extended by Purchaser, will expire (the “Expiration Date”).

7.  Any stock transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing and returning to us in the enclosed envelope the instruction form set forth below. Please forward your instructions to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form set forth below.

Payment for Shares will be in all cases made only after such Shares are accepted by Purchaser for payment pursuant to the Offer and the timely receipt by Computershare Trust Company of New York (the “Depositary”), of (a) certificates for such Shares or a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, Purchaser may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction. Neither Purchaser nor Synopsys is aware of any jurisdiction in which the making of the Offer or the acceptance of Shares in connection therewith would not be in compliance with the laws of such jurisdiction.

INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE FOR CASH ALL OUTSTANDING SHARES OF COMMON STOCK OF NUMERICAL TECHNOLOGIES, INC.
AT $7.00 NET PER SHARE BY NEON ACQUISITION CORPORATION
A WHOLLY OWNED SUBSIDIARY OF SYNOPSYS, INC.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated January 23, 2003 (the “Offer to Purchase”) and the related Letter of Transmittal (which, together with the Offer to Purchase, as amended or supplemented from time to time, collectively constitute the “Offer”) in connection with the offer by Neon Acquisition Corporation, a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Synopsys, Inc., a Delaware corporation (“Synopsys”), to purchase for cash all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Numerical Technologies, Inc., a Delaware corporation (the “Company”), at $7.00 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and conditions set forth in the Offer.

This will instruct you to tender the number of Shares indicated below (or if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer and the related Letter of Transmittal.

The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the surrender of any certificate representing Shares submitted on my behalf to the Depositary will be determined by Purchaser (which may delegate power in whole or in part to the Depositary) and such determination shall be final and binding.

Dated:                 , 2003

Number of Shares to be Tendered:

________________ Shares*

Account Number:  ________________

SIGN BELOW

__________________________________________
Signature(s)

__________________________________________
Please Type or Print Name(s)

__________________________________________
Please Type or Print Address(es) Here

__________________________________________
Area Code and Telephone Number

__________________________________________
Taxpayer Identification or Social Security Number(s)

Dated: ____________, 2003
_________
*	Unless otherwise indicated, you are deemed to have instructed us to tender all Shares held by us for your account.

Please return this form to the brokerage firm or other nominee maintaining your account.

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